Exhibit 10.9

PRESTIGE WEALTH INC.

consulting services AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of _________, by and among Prestige Wealth Inc., an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company” and, together with its subsidiaries and affiliated entities, the “Group”), BD International Services LLC, a Limited Liability Company incorporated and existing under the laws of Wyoming, the United States, the United States (the “Consultant”), and Bjorn Schmidtke (the “Service Provider”).

RECITALS

WHEREAS, the Company desires to engage the Consultant to provide the consulting services under the terms and conditions of this Agreement;

WHEREAS, the Service Provider is an employee of the Consultant; and

WHEREAS, the Company and the Consultant wish that the Consultant provide the Company such consulting services exclusively through the Service Provider, pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company, the Consultant and the Service Provider agree as follows:

1.	Consulting services

The Consultant hereby agrees to provide the Company with management services which include, without limitation, the execution of the day to day operations of the Company, carrying out the strategies and directions of its Board of Directors, other activities that would otherwise be carried out by the Company’s Chief Executive Officer including undertaking all lawful and reasonable directions, duties and instructions given to it from time to time by the Board of Directors of the Company, including by providing all services ordinarily associated with such position, pursuant to the terms and conditions hereinafter set forth (the “Consulting Services”).

The Consultant shall provide the Consulting Services exclusively through the Service Provider. The Consultant agrees to devote the necessary time to the business and affairs of the Company to the extent necessary to discharge his responsibilities, and use best efforts to the business of the Company, and the Consultant shall not engage or contract any other person or entity to perform the Consulting Services or any part thereof without the prior consent of the Company and/or its Board of Directors.

2.	TERM

Subject to the terms and conditions of this Agreement, the term of the Consulting Services shall commence on the date of this Agreement (the “Effective Date”) and shall have an indefinite duration, unless it is terminated pursuant to this Agreement or as mutually agreed by the parties hereto (the period during which this Agreement is effective being referred to hereafter as the “Term”).

It is understood and agreed that to the extent an executive consulting services agreement or similar agreement has been entered into by and among a member of the Group, the Consultant and the Service Provider (the “Operative Consulting Services Agreement”), and the Operative Consulting Services Agreement is terminated for any reasons pursuant to the terms therein, the Consulting Services shall also be terminated unless mutually agreed by both parties.

3.	NO BREACH OF CONTRACT

The Consultant and the Service Provider hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Consultant and the Service Provider and the performance by the Service Provider of the Consulting Services hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Consultant or the Service Provider is a party or by which the Consultant or the Service Provider is otherwise bound, except that the Consultant and the Service Provider does not make any representation with respect to agreements required to be entered into by and between the Consultant or the Service Provider and any member of the Group pursuant to the applicable law of the jurisdiction in which the Consultant and the Service Provider is based, if any; (ii) that the Consultant or the Service Provider is not in possession of any information (including, without limitation, confidential information and trade secrets) the knowledge of which would prevent it from freely entering into this Agreement and carrying out the services hereunder; and (iii) that the Consultant and the Service Provider are not bound by any confidentiality, trade secret or similar agreement with any person or entity other than any member of the Group.

The parties acknowledge and agree that the Consultant and the Service Provider shall continue to comply with the provisions of the Operative Consulting Services Agreement and any another agreement entered into with the Company or any other member of the Group.

4.	Compensation and payment

(a)	Compensation. The compensation for the Consulting Services shall be specified in the Operative Consulting Services Agreement or any other agreement with the Company or another member of the Group, subject to annual review and adjustment by the Board or any committee designated by the Board.

(b)	Payment. Subject to the terms and conditions as set forth in the Operative Consulting Services Agreement, all compensation and fees payable pursuant to this Agreement and the Operative Consulting Services Agreement may be paid by the Company or any other member of the Group, as decided by the Company in its sole discretion.

5.	Termination of THIS Agreement

The Consulting Services may be terminated as follows:

(a)	Death. The Consulting Services shall terminate upon the Service Provider’s death.

(b)	Termination by Company. The Company shall have the right to terminate the Consulting Services at any time with “Cause” without advance notice pursuant to the terms and conditions hereof. For purposes of this Agreement, “Cause” shall have the meanings ascribed to it in the Operative Consulting Services Agreement.

(c)	Termination by the Consultant. The Consultant shall have the right to terminate the Consulting Services at any time by giving a [six months]’ advance notice in writing pursuant to the terms and conditions under the Operative Consulting Services Agreement.

(d)	Notice of Termination. Any termination of the Consulting Services under this Agreement shall be communicated by written notice of termination (“Notice of Termination”) from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

(e)	Date of Termination. The “Date of Termination” shall mean (1) the date set forth in the Notice of Termination, or (2) if the Consulting Services is terminated by the Service Provider’s death, the date of his death.

(f)	Effect of Termination.

(1)	In the event of termination of the Consulting Services, by any party for any reason, the Company shall pay to the Consultant any compensation earned but not paid to the Consultant prior to the effective date of such termination. All other benefits due the Consultant following the termination of the Consulting Services shall be determined in accordance with the plans, policies and practices of the Company.

(2)	In the event of termination of the Consulting Services by the Company other than for Cause, the Company shall pay to the Consultant any additional amount as required by applicable law.

(g)	Return of Company Property. The Consultant and the Service Provider agree that following the termination of the Consulting Services for any reason, or at any time prior to the Consulting Services upon the request of the Company, they shall return all property of the Group that is then in or thereafter comes into their possession, including, but not limited to, any Confidential Information (as defined below) or Intellectual Property (as defined below), or any other documents, contracts, agreements, plans, photographs, projections, books, notes, records, electronically stored data, and all copies, excerpts, or summaries of the foregoing, as well as any automobile or other materials or equipment supplied by the Group, if any.

(h)	Requirement for a Release. Notwithstanding the foregoing, the Company’s obligations to pay or provide any benefits shall (1) cease as of the date the Consultant or the Service Provider breaches any of the provisions of Sections 6, 7, and 8 hereof, and (2) be conditioned on the Consultant and the Service Provider signing the Company’s customary release of claims in favor of the Group and the expiration of any revocation period provided for in such release.

6.	Confidentiality and NonDisclosure

(a)	The Consultant and the Service Provider acknowledge and agree that: (A) they hold a position of trust and confidence with the Company and that the Consulting Services provided to the Company will require that they have access to and knowledge of valuable and sensitive information, material, and devices relating to the Group and/or its business, activities, products, services, business partners, customers, and vendors; including, but not limited to, the following, regardless of the form in which the same is accessed, maintained or stored: the identity of the Group’s actual and prospective customers and, as applicable, their representatives; prior, current or future research or development activities of the Group; the products and services provided or offered by the Group to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products, and/or services of the Group; user base personal data, programs, software and source codes, licensing information, personnel information, advertising client information, vendor information, marketing plans and techniques, forecasts, and other trade secrets (“Confidential Information”); and (B) the direct and indirect disclosure of any such Confidential Information would place the Group at a competitive disadvantage and would do damage, monetary or otherwise, to the Group’s business.

(b)	During the Term and at all times thereafter, the Consultant and the Service Provider shall not, directly or indirectly, publish or make known, disclose, furnish, reproduce, make available, or utilize any of the Confidential Information without the prior express written approval of the Company, other than in the proper performance of the duties contemplated herein, unless and until such Confidential Information is or shall become general public knowledge through no fault of the Consultant or the Service Provider.

(c)	In the event that the Consultant or the Service Provider is required by law to disclose any Confidential Information, they agree to give the Company prompt advance written notice thereof and to provide the Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.

(d)	The failure to mark any Confidential Information as confidential shall not affect its status as Confidential Information under this Agreement.

(e)	This Section 6 shall survive the termination of this Agreement for any reason. In the event the Consultant or the Service Provider breaches this Section 6, the Company shall have right to seek remedies permissible under applicable law.

7.	Intellectual property

The Consultant and the Service Provider hereby agree to transfer to the Company or another member of the Group designated by the Company all intellectual property rights in any works created or developed during the provision of the Consulting Services, or other intellectual property rights deemed occupational works in accordance with applicable laws and regulations (the “Occupational Works”). The term “intellectual property rights” in this section includes all current and future rights, including but not limited to patents, trademarks, copyrights, whether registered or unregistered, in any jurisdiction. The Consultant and the Service Provider agree that, during the term of this Agreement and thereafter, they shall execute all necessary documents and take all required actions to effectuate the transfer of the Occupational Works to the Group. The Consultant and the Service Provider acknowledge that, where permitted by applicable law, the Company will hold all rights and interests in the Occupational Works, including any patents or copyrights. Furthermore, the Consultant and the Service Provider agree that, during the term of this Agreement and thereafter, their assignees and representatives will, at the Company’s request, assign exclusively to the Company or its designated Group member all right, title, and interest in the Occupational Works and assist in the preparation, filing, prosecution, and maintenance of applications and other documents necessary to secure and protect intellectual property rights in any applicable jurisdiction.

This Section 7 shall survive the termination of this Agreement for any reason. In the event the Consultant or the Service Provider breaches this Section 7, the Company shall have right to seek remedies permissible under applicable law.

8.	Non-competition AND NON-SOLICITATION

(a)	Non-Competition. In consideration of the Consultant’s provision of the Consulting Services and the covenants of the Company herein, the adequacy of which consideration is hereby acknowledged by both parties, the Consultant and the Service Provider agree that during the Term of this Agreement and for a period of one year following the termination of the Consulting Services for any reason, they shall not engage in Competition (as defined below) with the Group. For purposes of this Agreement, “Competition” means the Consultant or the Service Provider engaging in, or directly or indirectly being employed by, acting as a consultant or lender to, serving as a director, officer, employee, principal, agent, stockholder, member, owner, or partner of, or permitting the Service Provider’s name to be used in connection with the activities of, any business or organization that competes, directly or indirectly, with the Group in the Business. Notwithstanding the foregoing, it shall not be a breach of this Section if the Consultant or Service Provider becomes the registered or beneficial owner of up to five percent (5%) of any class of capital stock of a publicly traded company that competes with the Group, so long as the Consultant or Service Provider does not otherwise participate in the business of such company.

For purposes of this Agreement, “Business” means the provision of wealth management business and any other business which the Group engages in, or is preparing to become engaged in, during the Term.

(b)	Non-Solicitation; Non-Interference. During the Term and for a period of one year following the termination of the Consulting Services for any reason, the Consultant and the Service Provider agree that they will not, directly or indirectly, for their benefit or for the benefit of any other person or entity, do any of the following:

(1)	solicit from any customer or business partner doing business with the Group during the Term business of the same or of a similar nature to the Business;

(2)	solicit from any known potential customer of the Group business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Group, or of substantial preparation with a view to making such a bid, proposal or offer;

(3)	solicit the employment or services of, or hire or engage, any person who is known to be employed or engaged by the Group; or

(4)	otherwise interfere with the business or accounts of the Group, including, but not limited to, with respect to any relationship or agreement between the Group and any vendor or supplier.

(c)	Injunctive Relief; Indemnity of Company. The Consultant and the Service Provider agree that any breach or threatened breach of subsections (a) and (b) of this Section 8 would result in irreparable injury and damage to the Company for which an award of money to the Company would not be an adequate remedy. The Consultant and the Service Provider therefore also agree that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Consultant or the Service Provider and/or any and all persons and/or entities acting for and/or with them. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The Consultant, the Service Provider and the Company further agree that the provisions of this Section 8 are reasonable. The Consultant agrees to indemnify and hold harmless the Company from and against all reasonable expenses (including reasonable fees and disbursements of counsel) which may be incurred by the Company in connection with, or arising out of, any violation of this Agreement by the Consultant or the Service Provider. This Section 8 shall survive the termination of this Agreement for any reason.

9.	Withholding Taxes

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, state, provincial, local or any other tax, including income or consulting services taxes, as may be required to be withheld pursuant to any applicable law or regulation.

10.	Assignment

Neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent. The Company will require any and all successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Consultant to compensation from the Company in the same amount and on the same terms as the Consultant would be entitled to hereunder if the Company had terminated the Consulting Services other than for Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Section 10, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

11.	RELATIONSHIP OF THE PARTIES

The Consultant or the Service Provider’s relationship with the Company will be that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, agency, joint venture, or employment relationship. The Consultant or the Service Provider will not be eligible to participate in any of the Company’ employee benefit plans, or group insurance arrangements.

12.	Severability

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13.	Entire Agreement

This Agreement and the Operative Consulting Services Agreement constitute the entire agreement and understanding among the Consultant, the Service Provider and the Company regarding the terms of the Consulting Services and supersede all prior or contemporaneous oral or written agreements concerning such subject matter. The Consultant and the Service Provider acknowledge that they have not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement.

For the avoidance of doubt, in the event of any conflict between this Agreement and the Operative Consulting Services Agreement regarding the Consultant’s compensation, the term of the Consulting Services, or the non-compete, confidentiality, and non-solicitation obligations of the Consultant and the Service Providers, the Operative Consulting Services Agreement shall prevail. This Agreement may only be amended or modified through a written instrument signed by all parties involved.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands without regard to the conflict of laws principles thereof.

15.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

16.	Waiver

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.	Notices

All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party; or (iv) sent by e-mail with confirmation of receipt.

18.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

19.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

COMPANY:	Prestige Wealth Inc. a Cayman Islands exempted company

By:
Name:
Title:

CONSULTANT:

By:
Name:
Title:

SERVICE PROVIDER:

Name:
Address: